Exhibit 10.6
Representation Agreement

THIS REPRESENTATION AGREEMENT including all exhibits and schedules attached hereto (this “Agreement”) is made this 12th day March of 2012 (the “Effective Date”), by and between Hickory Farms, Inc., 1505 Holland Rd., Maumee, OH 43537 (“PRINCIPAL” herein), and Excel Corporation, 1438 Broadway, New York NY 10018. 17th floor (“AGENT” herein) (each a “Party” and together the “Parties”).

A.
WHEREAS, PRINCIPAL owns or otherwise has all necessary rights to the trademarks, packaging, designs, images, copyrights and other intellectual property (as further specified on Schedule A, collectively called the “Property”) in the country or countries identified on Schedule B (the “Territory”).

B.
WHEREAS, PRINCIPAL desires to designate AGENT as the licensing agent for PRINCIPAL in the Territory for negotiating and servicing license agreements only, excluding any sales of current and future Hickory Farm product as wholesale of which AGENT will not receive or be entitled to any sort of commissions unless specified in writing from PRINCIPAL to AGENT, with respect to commercial exploitation, including the manufacture, publication, distribution, sale, promotion and other commercial exploitation of whatever kind, size or nature, which utilizes all or any part of the Property (said items of merchandise, publications, products, services and the like so utilizing all or any part of the Property) are hereinafter referred to severally and collectively as the “Articles”.

NOW THEREFORE, in consideration of the promises and the mutual covenants of the Parties hereinafter set forth, the Parties agree as follows:

1.
Appointment as Licensing AGENT.  During the Term (as defined in Section 2) and upon the terms and conditions of this Agreement, PRINCIPAL hereby appoints AGENT, and AGENT accepts the appointment as PRINCIPAL’s licensing agent in the Territory for negotiating and, if requested by PRINCIPAL, thereafter servicing, any license and other similar arrangements with respect to the commercial exploitation of the Property in connection with the Articles in the Territory.  During the Term, and provided that AGENT is not in breach of any provisions of this Agreement, PRINCIPAL agrees not to appoint any third party as a licensing agent in the Territory for negotiating and, if requested by PRINCIPAL, thereafter servicing, any license and other similar arrangements with respect to the commercial exploitation of the Property in connection with the Articles in the Territory.  Any servicing by the AGENT of such license and other similar arrangements shall be limited to assistance with the initial implementation and start-up of such arrangement and shall be at the sole discretion of PRINCIPAL.  PRINCIPAL shall have the right but not the obligation to engage AGENT for such servicing.

2.	Term and Termination.

2.1
Term.  Unless earlier terminated pursuant to Section 2.2., the term of this Agreement shall be for a period of one (1) year commencing upon the Effective Date (the “Term”), and unless otherwise agreed to by the Parties in writing not later than thirty (30) days prior to the expiration of the Term, shall automatically terminate on the first anniversary of the Effective Date.

2.2	Termination.

(a)
PRINCIPAL shall have the right to terminate immediately upon written notice if, upon the six month anniversary of the Effective Date, AGENT has not submitted to PRINCIPAL, a minimum of two bona fide and substantive MOUs with different Prospective Licensees (as such terms are defined in Section 3.1) for PRINCIPAL’S review and approval. In the event AGENT fails to deliver these bona fide and substantive MOUs, PRINCIPAL will have at its sole discretion the right to terminate this Agreement.  The determination of whether an MOU constitutes a “bona fide and substantive MOU” shall be at the reasonable discretion of PRINCIPAL.

(b)	Further, this Agreement may be terminated by a Party in the following circumstances:

i.
if a Party commits a curable breach of this Agreement, and fails to cure such breach within thirty (30) days (or such other time period agreed to by the Parties) after receiving written notice of such breach from the non-breaching Party, the non-breaching Party may terminate the Agreement upon further written notice to the breaching Party;

ii.	if a Party commits a non-curable breach of this Agreement, the non-breaching Party may terminate the Agreement immediately upon written notice to the breaching Party;

iii.
if a Party files a petition under any chapter of the Bankruptcy Code, as amended, or for the appointment of a receiver, or if any involuntary petition in bankruptcy is filed against a Party and said petition is not discharged within sixty days, or if a Party ceases to pay its debts as they fall due or becomes insolvent or makes a general assignment for the benefit of creditors, or if the business or property of a Party will come into the possession of its creditors or of any governmental agency or of a receiver, the other Party may terminate this Agreement, effective upon receipt of written notice, provided the Party is legally allowed to take such action.

(c)
Upon expiration or termination of this Agreement for any reason, AGENT shall promptly destroy or return (at PRINCIPAL’s election) to PRINCIPAL any Confidential Information (as defined in Section 3.6) and all copies thereof, regardless of the media in which such information may be contained, in its possession or control.  The provisions of Sections 2.2, 3.3, 3.6, 4.3, 5, 6, and 8 shall survive any expiration or termination of this Agreement.

3.	Obligations of AGENT.

3.1
AGENT shall be responsible for negotiating non-binding memoranda of understanding (“MOUs”) with respect to key commercial terms (in a form and format to be agreed upon by the parties) with other persons, firms, corporations or entities (each such third party that enters into an MOU, a “Prospective Licensee”) on behalf of PRINCIPAL.  Prior to negotiating any MOU with a third party, AGENT shall identify such third party to PRINCIPAL in writing and obtain PRINCIPAL’s written approval before proceeding with any negotiation.  Each MOU shall be subject to PRINCIPAL’s prior approval, shall be in PRINCIPAL'S name, and shall be executed by PRINCIPAL.  AGENT shall submit the MOUs to PRINCIPAL for approval (along with such other information that PRINCIPAL may reasonably request in order to base its decision to approve or reject such MOU). All MOUs so negotiated by AGENT shall provide for PRINCIPAL’s absolute right to approve all uses of the Property. PRINCIPAL reserves the right to withhold approval of any proposed MOU.  A copy of each such MOU executed by the Prospective Licensee shall be furnished by AGENT to PRINCIPAL.  For the avoidance of doubt, whether to enter into an MOU or any license agreement based on such MOU (each a “License Agreement”) with a Prospective Licensee shall be at PRINCIPAL’s sole discretion, and AGENT does not and shall not have the right to execute agreements or bind PRINCIPAL in any way and AGENT shall not hold itself out to any person or entity as having such authority.  Nothing in this Agreement expressly or implicitly compels PRINCIPAL to enter into any MOU, License Agreement or other agreement or arrangement, and neither AGENT nor any Prospective Licensee will have any recourse against any decision by PRINCIPAL not to enter into any such agreement or arrangement.  The responsibilities of AGENT described in this Section 3.1 (and any subsequent servicing of License Agreements as requested by PRINCIPAL) are collectively referred to herein as the “Services”.

3.2
PRINCIPAL grants to AGENT the limited, revocable, non-exclusive, non-transferable license to use the Property only as reasonably necessary to provide the Services.   All such use shall conform to standards of quality at least comparable to that of PRINCIPAL immediately before the Effective Date, or other standards that PRINCIPAL may from time to time reasonably require with respect to the Property.  Any and all use by AGENT of any trademarks, service marks, logos, or trade dress, and all goodwill associated therewith shall inure solely to the benefit of PRINCIPAL. Except for the limited rights expressly granted herein, AGENT agrees that it shall not acquire any right, title or interest in or to the Property or any materials furnished by PRINCIPAL in connection with this Agreement.

3.3
AGENT agrees that all materials created by AGENT and its employees and AGENTS are “works made for hire” (as such term is defined in 17 U.S.C. §101) belonging to PRINCIPAL.  To the extent that any such materials may not be considered “works made for hire,” AGENT agrees to assign, and does hereby assign to PRINCIPAL, all right, title and interest (including all copyright rights and all other intellectual property rights) in and to such materials.  AGENT agrees, at no additional consideration, to execute, and to cause its employees to execute, any and all documents or instruments which may be deemed necessary or appropriate for purposes of transferring or assigning any such intellectual property and other proprietary rights, including, but not limited to, any and all copyright rights in such materials to PRINCIPAL.

3.4
AGENT shall exert its best efforts in carrying out its obligations hereunder, including the obtaining of MOUs and, if requested by PRINCIPAL and pursuant to PRINCIPAL’s instructions: (a) the servicing of each License Agreement and (b) the collection of amounts due thereunder, short of litigation to collect such amounts.  AGENT shall exercise the rights granted to it herein as an independent contractor and in such status it shall maintain an office and active organizations with adequate personnel to carry out the prescribed functions.

3.5
AGENT agrees that in the exercise of its rights hereunder, AGENT will conduct itself and exercise its rights in such a manner that it will not prejudice or tarnish the reputation, trademarks or goodwill of PRINCIPAL or the Property.

3.6
AGENT shall hold in strict confidence all confidential and/or proprietary information provided to it at any time by PRINCIPAL in connection with this Agreement (collectively “Confidential Information”).  AGENT shall make such information available only to its own employees having a "need to know” in connection with AGENT’s proper performance hereunder (and shall be responsible for such employees’ compliance hereunder), shall use such information only in connection with AGENT’s proper performance hereunder and shall make no other use or disclosure of such information of any nature whatsoever, whether during or after the Term hereof. At the end of the Term, AGENT shall return all materials, documents and information regarding PRINCIPAL or its business to PRINCIPAL.  Prior to discussing any potential MOUs with any third parties, AGENT shall ensure that each such third party has executed a non-disclosure agreement (“NDA”) regarding the protection of Confidential Information, with such NDA being in a form reasonably acceptable to PRINCIPAL.  At PRINCIPAL’s request, AGENT shall provide executed copies of all such NDAs to PRINCIPAL.

3.7
Nothing herein is intended to create an obligation on the part of AGENT, nor the exclusive right to advertise or act as advertising agency for PRINCIPAL.  The parties acknowledge and agree that PRINCIPAL intends to contract for the services of a third party advertising agent aside from AGENT.

4.	AGENT’S Compensation

4.1	Licensing Arrangements Covered and Amounts. In exchange for the Services, PRINCIPAL shall pay to AGENT the following commission:

(a)	25% percent of Net Revenues received by PRINCIPAL during the initial term of any executed License Agreements entered into from the effective date of each such License Agreement.

(b)	20% percent of Net Revenues received by PRINCIPAL during the first renewal term (if any) of any such executed License Agreements from the effective date of each such License Agreement.

After the expiration of any such second renewal term or 7 years from the execution of the initial term, whichever is earliest, PRINCIPAL shall have no obligation to continue to compensate the AGENT.  “Net Revenues” shall be defined as all fees actually collected from Prospective Licensees under an executed License Agreement, less any (a) applicable sales, use, service, value added or any other similar taxes imposed by any governmental authority with respect to the licensed Property; and (b) refunds on cancellations.

4.2
Expenses.  In addition to the payment of fees set forth in Section 4.1, PRINCIPAL will reimburse AGENT for all of its reasonable, demonstrable, actual out-of-pocket travel and related expenses (net of all rebates, discounts and allowances) due and payable to a third party incurred in performance of the Services; provided, however, that such expenses are evidenced by appropriate receipts or other documentary evidence.  All such expenses shall be less than $2,000 annually, shall be itemized, and any individual expense over $300 will be subject to PRINCIPAL’s prior written approval.

4.3
Audit Right.  Upon reasonable written notice PRINCIPAL shall have the right to perform an audit of AGENT’s records once every calendar year, for as long as revenue is received by AGENT under this Agreement. AGENT shall reasonably cooperate with PRINCIPAL (and/or its auditors) in connection with such activity.  Should said audit reflect a 5% discrepancy in favor of PRINCIPAL, in addition to the immediate payment of the amount of the discrepancy, said audit will be reimbursed by AGENT to PRINCIPAL.

5.	Representations and Warranties

5.1	Representations and Warranties of PRINCIPAL. PRINCIPAL hereby represents and warrants that:

(a)	PRINCIPAL has rights necessary to grant the licenses granted herein,

(b)	PRINCIPAL has the full right, authority and power to enter into this Agreement, and

(c)	there is no outstanding assignment, grant, license, encumbrance, agreement contract or other arrangement, either written, oral or implied, that conflicts herewith except as set forth in Schedule E.

5.2	Representations and Warranties of AGENT. AGENT hereby represents and warrants that:

(a)	AGENT has the full right, authority and power to enter into this Agreement,

(b)
there is no outstanding assignment, grant, license, encumbrance, agreement, contract or other arrangement, either written, oral or implied, that conflicts herewith, except for those disclosed to PRINCIPAL and set forth on Schedule F,

(c)	the Services will be performed with reasonable skill and care in a competent and professional manner and at a level of quality not less than that prevailing in the industry, and

(d)	it will comply with all applicable federal, state and local laws and regulations in the performance of its obligations hereunder.

6.	Indemnification

6.1
Indemnification by PRINCIPAL.  PRINCIPAL will indemnify, defend and hold harmless AGENT and its affiliates and each of their respective officers, directors, employees, legal representatives, agents, contractors, successors and assigns from and against all or any losses, claims, demands, costs, damages, expenses, judgments, awards, settlements or liabilities (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) resulting from or arising out of any third party claim, suit, action or proceeding based on (a) a claim that AGENT’s use of the Property as authorized hereunder infringes such third party’s trademark, copyright or other intellectual property right, or (b) PRINCIPAL’s negligence or intentional misconduct.

6.2
Indemnification by AGENT.  AGENT will indemnify, defend and hold harmless PRINCIPAL and its affiliates and each of their respective officers, directors, employees, legal representatives, agents, contractors, successors and assigns from and against all or any Losses resulting from or arising out of (a) the breach or default by AGENT of any of its warranties, representations or obligations under this Agreement, and/or (b) AGENT’s negligence or intentional misconduct.

6.3
Indemnification Conditions.  Each Party’s indemnification obligations under this Agreement are conditioned upon (a) the indemnified Party providing the indemnifying Party with prompt written notice of the existence of a claim; provided however, that failure to provide such notice will not relieve the indemnifying Party from its liability or obligation under this Agreement except to the extent of any material prejudice directly resulting from such failure; (b) the indemnifying Party having, as its option, sole control and authority over the defense or settlement of such action; and (c) the indemnified Party reasonably cooperating with the indemnifying Party in the defense of any claim.  The indemnifying Party will not accept any settlement which does not provide the indemnified Party with a complete release or imposes liability not covered by these indemnifications or places restrictions on the indemnified Party without the indemnified Party’s prior written consent, which consent will not be unreasonably withheld or delayed.  The indemnified Party may participate in the defense of any claim through its own counsel, at its own expense.

7.
Insurance.  During the term of this Agreement, AGENT shall obtain and maintain, at its expense, the following insurance: (a) a Commercial General Liability policy providing for bodily injury and property damage caused by AGENT’s negligence and including coverage for contractual liability, personal injury, products liability, and completed operations with minimum limits of $1 million per occurrence/$2 million aggregate and $1 million Personal and Advertising Injury combined single limit occurrence; (b) an Automobile Liability policy (if and when autos are used) for all non-owned and hired vehicles with limits of not less than $1 million Combined Single Limit Bodily Injury and Property Damage per occurrence, provided, however that AGENT shall not use employee-owned vehicles when performing Services at PRINCIPAL’s site; (c) Commercial general liability, employer’s liability and automobile liability insurance may be arranged under a single policy for the full limits required, or by a combination of underlying policies with the full balance provided by an Umbrella Liability policy; (d) a Workers’ Compensation policy as required by any applicable law or regulation, coverage being statutory based on state of hire; (e) a Professional Liability (Errors & Omissions) policy in the amount of $1 million per claim which policy shall remain in effect for a minimum of two years post completion of the project.  Certificates of insurance evidencing required policies, including relevant endorsements, shall be delivered to PRINCIPAL prior to the commencement of any Services.  All certificates, with the exception of Workers Compensation and Professional Liability, shall be endorsed to include PRINCIPAL, its affiliates and assigns as additional insureds.  All insurance policies shall be primary and non-contributory to PRINCIPAL insurance and/or self insurance.  Certificates shall state that the insurer will provide at least thirty (30) days prior written notice of any cancellation or material change in coverage.  Coverage shall be provided by insurers with a minimum AM Best’s rating of A-.  AGENT shall send the above referenced certificate of insurance to PRINCIPAL at the address identified in the Notices section hereof, Attention:

Dean McDowell
Chief Financial Officer
Hickory Farms, Inc.
1505 Holland Road
Maumee, OH 43537

8.	General Provisions

8.1
Governing Law.  This Agreement shall be governed by the laws of the State of Ohio, without reference to its choice of law principles.  All actions under this Agreement shall be brought in the state or federal courts located in Toledo, OH, with the Parties hereto agreeing to personal jurisdiction and venue in such courts.

8.2
Notices  Any notices, requests, demands and other communications hereunder shall be in writing and shall be deemed effective upon receipt or refusal if hand-delivered by registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight delivery service which provided verification of delivery, addressed as set forth below (or to such other address as the Party entitled to notice will hereafter designate in accordance with the terms of this Agreement):

To PRINCIPAL:        Michael Holton
        Vice President, Brand Marketing
        Hickory Farms, Inc.
        1505 Holland Road
        Maumee, OH 43537

To AGENT:               Excel Branding, Inc.
        1384 Broadway
        17th Floor
        New York, NY 10018
        Attention: Rob Stone

8.3
Assigns and Successors.  This Agreement shall inure to the benefit of and be binding upon the parties hereto, their legal representatives, successors and assigns, provided that AGENT shall not assign, transfer, delegate or subcontract this Agreement or any of its rights or obligations without the prior written consent of PRINCIPAL, which such consent will not be unreasonable withheld.  Any purported assignment or other action inconsistent with the foregoing shall be null and void.

8.4
Entire Agreement.  This Agreement contains and governs the entire agreement and understanding between the parties concerning its subject matter and supersedes and replaces all prior understanding and agreements between them or any of them respecting the within subject matter, whether written or oral.  There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.  Each of the parties hereto acknowledges that no other party, or agent, or attorney of any other party, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject matter hereof to induce the other party(ies) to execute this Agreement.  Each party hereto acknowledges that it has not executed this Agreement in reliance upon any such promise, representation or warranty not contained herein.

8.5
Interpretation.  Section headings are for reference purposes only and are not intended to create substantive rights or obligations.  All references to Sections shall be deemed references to Sections of this Agreement, except as otherwise provided.  As used herein, the singular includes the plural, the plural includes the singular, and words in one gender include the other.  As used herein, the terms “herein,” “hereunder” and “hereof” refer to the whole of this Agreement, the terms “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” and “or” is disjunctive but not necessarily exclusive.  Any ambiguities will be clarified in an equitable manner without regard to authorship and minor errors and misspellings will be corrected to give maximal effect to obvious intent.  This Agreement has been negotiated between unrelated parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interest.  In addition, each Party has been represented by legal counsel.  The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the Parties, and this Agreement shall not be interpreted or construed against any Party to this Agreement because that Party or any attorney or representative for that Party drafted this Agreement or participated in the drafting of this Agreement.

8.6
Amendment; Waiver; Severability.  No amendment or modification of this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.  If, for any reason whatsoever, any one or more provisions of this Agreement shall be found to be inoperative, invalid, or unenforceable in a particular circumstance or inapplicable to a particular person or other entity by a court of competent jurisdiction, such finding shall neither render such provision inoperative, invalid, or unenforceable in any other circumstance or inapplicable to any other person or other entity, nor render any other provision of this Agreement inoperative, invalid, unenforceable, or inapplicable.  In such case, the Parties shall promptly negotiate in good faith to replace that provision with one that achieves the Parties’ intended purpose but avoids the defect of the original provision.

8.7
Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and may be executed by pdf or facsimile.  This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the Parties.  The person signing below represents that they are duly authorized to execute this Agreement for and on behalf of the Party for whom they are signing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

[Signature page follows]

Agreed and Accepted by:	Agreed and Accepted by:

(Name, Title)	(Name, Title)

(Date)	(Date)

SCHEDULE A:  Property

Hickory Farms® brand name and any associated logos or images

SCHEDULE B:  Territory

North America including Canada, United States, & Mexico

SCHEDULE C

[Description of Articles]

SCHEDULE D

PRINCIPAL will provide applicable payment to AGENT for net revenues from executed and eligible License Agreements received by PRINCIPAL collected for each calendar quarter within 45 days of the end of that calendar quarter.

SCHEDULE E

Hickory Farms® ready-to-eat meals licensed by Go Picnic

SCHEDULE F

[Any AGENT conflicts re Agreement]